Exhibit 10.59

FOURTH AMENDMENT TO THE

PATRIOT COAL CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Patriot Coal Corporation (the “Company”) adopted the Patriot Coal Corporation Employee Stock Purchase Plan (the “Plan”), as amended;

WHEREAS, the Company desires to amend the Plan to clarify (i) the definition of “Change in Control” and (ii) the maximum individual share limit for each employee per offering period;

WHEREAS, Section 7.1 of the Plan permits the Company to amend the Plan from time to time, subject only to certain limitations specified therein;

NOW, THEREFORE, the Plan is hereby amended as follows:

I.

Section 2.3(b) is hereby amended in its entirety to read as follows:

“(b) during any period of twelve consecutive months, individuals who were directors of the Board at the beginning of such period, together with any new director (other than (i) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c) or (d), or (ii) a director nominated by any Person (i) who has announced or threatened a proxy contest or (ii) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control) whose nomination for election by the Company’s shareholders was endorsed by a vote of at least three-fourths (3/4) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so endorsed, cease for any reason to constitute at least a majority of the Board;”

II.

Section 4.1(e) of the Plan is hereby amended in its entirety to read as follows:

“(e) No Employee shall be granted an Option to the extent the number of shares of Stock that may be purchased for such Employee (when taken together with all other options exercisable by such Employee under any other stock purchase plan of the Company or a Subsidiary that is qualified under Code Section 423) in the aggregate during a calendar year exceeds twenty-five thousands dollars ($25,000) in Fair Market Value of such shares of Stock determined on the Offering Date for the Offering Period with respect to which the purchase is to be made. In addition to any limits provided hereunder, the maximum number of shares of Stock that may be purchased for any Employee during an Offering Period shall not exceed then thousand (10,000).”

In all other respects, the Plan, as amended, is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Fourth Amendment to the Plan as of January 1, 2010.

PATRIOT COAL CORPORATION

By:	/s/ Joseph W. Bean